Exhibit 3.1
PHH CORPORATION

ARTICLES SUPPLEMENTARY
     PHH Corporation, a Maryland corporation, having its principal office in Baltimore County, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH, clause (a) of the Charter of the Corporation, the Board of Directors has duly reclassified 8,910,000 shares of authorized and unissued Preferred Stock, par value $0.01 per share, of the Corporation into 8,910,000 shares of authorized and unissued Common Stock, par value $0.01 per share, of the Corporation.
     SECOND: The reclassification increases the number of shares classified as Common Stock from 100,000,000 shares immediately prior to the reclassification to 108,910,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock from 10,000,000 shares immediately prior to the reclassification to 1,090,000 shares immediately after the reclassification.
     THIRD: The terms of the Common Stock (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in Article SIXTH of the Charter and remain unchanged by these Articles Supplementary.

     IN WITNESS WHEREOF, PHH Corporation has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on March 27, 2008.

WITNESS:	PHH CORPORATION

/s/ William F. Brown	By:	/s/ Terence W. Edwards

William F. Brown, Secretary		Terence W. Edwards, Chief Executive Officer
     THE UNDERSIGNED, Chief Executive Officer of PHH Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Terence W. Edwards
Terence W. Edwards, Chief Executive
Officer